UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549
FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)    December 19, 2006 (December 18, 2006)

KIMBALL INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Indiana	0-3279	35-0514506

(State or other jurisdiction of	(Commission File	(IRS Employer Identification No.)
incorporation)	Number)

1600 Royal Street, Jasper, Indiana	47549-1001

(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code   (812) 482-1600

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[   ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[   ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[   ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On December 18, 2006, Kimball International, Inc., acting through its related wholly-owned subsidiaries (the "Company"), and Reptron Electronics, Inc. ("Reptron") entered into a definitive Agreement and Plan of Merger (the "Merger Agreement"). Pursuant to the terms and subject to conditions set forth in the Merger Agreement, Reptron will become a wholly-owned subsidiary of the Company upon the consummation of the transactions contemplated by the Merger Agreement (the "Merger").

The Merger Agreement and the Merger have been approved by the Board of Directors of Reptron, and the Board of Directors of the Company has resolved to adopt the Merger Agreement and the Merger. Subject to the timing of completion of regulatory reviews, the transaction, which is subject to various closing conditions, is expected to close in the first calendar quarter of 2007 (the "Closing"). As a condition to the consummation of the Merger, at least 97% of the outstanding Senior Secured Notes due February 3, 2009 of Reptron (the "Notes") are required to be tendered by the noteholders to Reptron prior to the Closing, in the exchange for an aggregate amount of approximately $26 million of cash at a price discount to par value.

Pursuant to the Merger Agreement, each share of common stock of Reptron, issued and outstanding immediately prior to the effective time of the Merger, will convert into the right to receive cash in the amount of $0.68, as part of the consideration paid for the Merger, in the aggregate amount of approximately $3.5 million. The completion of the Merger is subject to various conditions usual and customary for transactions of this type generally, including the approval of Reptron stockholders. The Merger Agreement contains representations, warranties, indemnification provisions, termination provisions and other clauses and provisions usual and customary for agreements of this type generally.

This acquisition supports the Company's ongoing strategy to diversify from its automotive base in the Electronic Contract Assemblies segment into end markets that also require high quality and reliability. Reptron's experience and proven track record of servicing medical and high end industrial customers combined with the Company's core competency of durable electronics is expected to strengthen the Company's ability to serve its combined base of customers. In addition, the Company expects to realize the economic benefit of synergies that are expected as a result of the combination.

Sales for Reptron for the most recently reported four quarters ended September 30, 2006 were $145 million. Reptron reported an operating loss of ($0.0) million for the same twelve-month period. This information is historical in nature and is not necessarily indicative of future results.

The foregoing description of the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Merger Agreement, a copy of which is attached to this Current Report on Form 8-K as Exhibit 10.1 and is incorporated by reference into this Item 1.01.

Certain statements contained within this document could be considered forward-looking statements under the Private Securities Litigation Reform Act of 1995. These statements can be identified by the use of words such as "believes", "estimates", "projects", "expects", "anticipates", and similar expressions. Forward-looking statements are subject to risks and uncertainties including, but not limited to, unexpected transitional issues with the merger, general economic conditions, or similar unforeseen events.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

The following exhibit is filed as part of this report:

Exhibit
Number	Description
10.1	Agreement and Plan of Merger by and among Kimball Electronics Manufacturing, Inc., Gator Electronics, Inc. and Reptron Electronics, Inc., dated as of December 18, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KIMBALL INTERNATIONAL, INC.

By:	/s/ Robert F. Schneider

ROBERT F. SCHNEIDER Executive Vice President, Chief Financial Officer

Date: December 19, 2006

EXHIBIT INDEX

Exhibit
Number	Description
10.1	Agreement and Plan of Merger by and among Kimball Electronics Manufacturing, Inc., Gator Electronics, Inc. and Reptron Electronics, Inc., dated as of December 18, 2006.